Exhibit 99.1

MESSAGE FROM THE CEO To our shareholders, As we grow, it is essential that we don’t lose sight of our roots and what has made the bank increasing successful since 1894. “We are a relationship-based community bank focused on providing innovative products and services that are value driven.” These words define Bank First. This is our mission and promise to all our customers, communities, employees and shareholders. I would like to focus on what it means to be a MIKE MOLEPSKE community bank. Being a community bank is not defined by size. First and foremost, to be a community bank you must have full-service offices in each of the communities you serve. The staff of those branches needs to be fully engaged in the success of their communities. It is essential that local bankers are given the autonomy to serve their customers, but they need to be held accountable for the financial results they deliver. To Bank First, this requires that our organizational structure be geographically focused and not functionally aligned. Each office needs to have a local manager that is ultimately responsible to provide exceptional customer service and held responsible for the financial results of the branch. A bank organized functionally has numerous managers by function that are often located in distant cities. This is not a community bank as defined by Bank First. Being a community bank requires the institution to invest in all the communities they serve. In 2019, Bank First is committed to invest $800,000 in aggregate to the communities we serve. More importantly, our bankers need to be engaged in serving their communities by volunteering their time and expertise. In 2018, our bankers provided a combined 11,600 hours of community service. In addition, community banks build relationships to acquire local, and not brokered deposits. The franchise value of Bank First rests in those deposits. These deposits allow us to build more relationships through the local loans we make. Many banks define themselves as community banks but make loans outside the communities they serve and fund the local loans they do originate with out-of-state brokered deposits. Bank First grows by building local relationships. Some of those relationships are larger and some smaller. However, every relationship is important to our success. Some banks call themselves community banks, yet don’t provide consumer loans or mortgages that are locally serviced. Bank First makes consumer and mortgage loans to serve our current customer relationships and garner new ones. In fact, we have the primary checking accounts of more than 90 percent of the customers we provide loans to. This success is reflected in the fact that nearly 30 percent of Bank First’s deposits are demand deposits, compared to the state average of under 20 percent. As we continue to grow, Bank First will continue to focus on having exceptional local bankers providing a full suite of banking products in each of their communities. We will continue to focus on our mission of truly being a community bank in every community we serve. Sincerely, Michael B. Molepske, CEO and President (920) 652-3202 w w w.BankFirstWI.bank Ticker: BFC Bank First Signs Definitive Agreement to Acquire Timberwood Bank On November 20, 2019, Bank First announced the signing of an Agreement and Plan of Merger with Tomah Bancshares, Inc. (“Timberwood Bank”), parent company of Timberwood Bank, a Wisconsin state-chartered bank, under which Timberwood Bank will merge into Bank First in an all-stock transaction. Under the terms of the Agreement, each Timberwood Bank shareholder will receive 5.1445 shares of BFC common stock for each share of Timberwood Bank common stock they own, subject to adjustment in the event that the per share valuations of BFC common stock exceeds or falls below upper or lower bounds, respectively, as defined within the Agreement. The aggregate consideration was originally modeled at approximately $32.6 million but will fluctuate based on the per share valuation of Bank First common stock on the closing date, as defined within the Agreement. As of September 30, 2019, Timberwood Bank had approximately $193 million in consolidated assets, $127 million in net loans, $155 million in consolidated deposits and $20 million in consolidated shareholders’ equity. Based on the financial results as of --continued on page 2 SHAREHOLDER NE WS DECEMBER 2019

These relationships were primarily out-of-market hospitality loans that were poorly collateralized and lacked sufficient repayment sources. Exiting these relationships also allowed for the reversal of purchase accounting fair value marks against the relationships totaling $1.8 million, which served to offset the provisions for loan losses and benefit net income. Total non-interest income was $9.2 million for the first nine months of 2019, compared to $9.0 million for the prior year period, an increase of $0.2 million. Net gains on sales of mortgage loans increased by $0.4 million from $0.3 million for the first nine months of 2018 to $0.7 million for the same period in 2019, the result of a very robust year of secondary market loan originations during 2019. Prior to the acquisition of Partnership, Bank First had a portfolio of $330 million in loans sold to the secondary market, which the Bank continued to service, resulting in a significant level of non-interest income. Included in the Partnership acquisition was a serviced loan portfolio of $222 million, which is anticipated to enhance the Bank’s non-interest income in future periods. Non-interest expense increased by $1.6 million, or 5.4%, to $31.3 million for the nine-months ended September 30, 2019. The primary driver of this year-over-year increase was the acquisition of Partnership, causing salaries and benefits to increase by $1.0 million, data processing costs to increase by $0.3 million, and third-party professional fees to increase by $0.6 million. Total shareholders’ equity increased by 33.2% to $225.3 million at September 30, 2019, as compared with $169.1 million at September 30, 2018. At its October meeting, the Company’s Board of Directors approved a dividend of $0.20 per common share, to be paid to shareholders of record as of December 23, 2019. THIRD QUARTER KEVIN LEMAHIEU Chief Financial Officer (920) 652-3362 Total assets for the Company were $2.2 billion at September 30, 2019. Loans were $1.7 billion, growing $273 million on a year-over-year basis. Deposits were $1.8 billion, growing $352 million over that same time frame. The primary driver of this year-over-year growth was the Company’s acquisition of Partnership Community Bancshares, Inc. (“Partnership”) during the third quarter of 2019, which added $275 million in loans and $269 million in deposits. Earnings per share for the nine-months ended September 30, 2019, was $2.86, a decrease of nearly 1% compared to the same period in 2018. Expenses related to the acquisition of Partnership, which totaled $1.5 million, were the primary driver of the decrease in earnings per share for the year-over-year periods. Year-to-date net income was $19.2 million, compared to $19.4 million for the same period during 2018. Net interest income before provision for loan losses increased by $3.3 million over the first nine months of 2019 to $50.9 million. Provisions for loan losses totaled $4.1 million for the first nine months of 2019, up from $2.2 million for the same period during 2018. The increase in loan loss provisions was primarily due to a concerted effort during the third quarter of 2019 to exit several relationships acquired during the Waupaca Bancorporation, Inc. acquisition during the fourth quarter of 2017, a move that we have forecasted since the transaction closed. --continued from page 1 September 30, 2019, the combined company will have total assets of approximately $2.4 billion, net loans of approximately $1.8 billion and deposits of approximately $2.0 billion. The Agreement has been approved by the Boards of Directors of Bank First and Timberwood Bank. The closing of the transaction, which is anticipated to take place in the spring of 2020, is subject to customary conditions, including regulatory approval and approval by Timberwood Bank shareholders. When combined, the proposed merger will help strengthen both banks and improve Bank First’s presence in Monroe County and the surrounding areas. “This announcement reinforces our strategic initiative of providing relationship-based community banking throughout the State of Wisconsin,” stated Mike Molepske, President and Chief Executive Officer of Bank First. “We are thrilled for the opportunity to deliver the latest banking technologies to more families, businesses, and non-profit organizations in the Tomah area while staying true to our core principles of community banking. Bank First’s ownership of UFS, LLC, a company that provides data and technology services to 60 Midwest banks, gives us the opportunity to access the latest advancements in banking technology at a faster rate than its peers. This allows the Bank to provide an enhanced suite of products and services while remaining nimble and responsive to customer needs at the local level.” “We look forward to working together to maintain our tradition of community banking in the Tomah area,” stated Kevin Ravenscroft, President and Chief Executive Officer of Timberwood Bank. “Bank First has a long, rich history of community involvement and relationship-based banking, dating back to 1894. Their approach to banking coincides with our core principle of treating customers like friends and neighbors. This partnership not only strengthens our team, but also provides an enhanced suite of products to our customers.” Sandler O’Neill + Partners, L.P. served as financial advisor to Bank First and Barack Ferrazzano Kirschbaum & Nagelberg LLP served as legal counsel. Vining Sparks IBG, LP served as financial advisor to Timberwood Bank and Godfrey & Kahn S.C. served as legal counsel. Quarterly Common Stock Cash Dividend The Corporation’s Board of Directors approved a quarterly cash dividend of $0.20 per common share, payable on January 7, 2020, to shareholders of record as of December 23, 2019.

# FINANCIAL PERFORMANCE

## Consolidated Statements of Financial Condition

| | 9/30/2019 | 9/30/2018 |
|---|---|---|
| | *(In Thousands)* | |
| **ASSETS** | | |
| Cash, Cash Equivalents and Fed Funds Sold | $ 118,401 | $ 35,316 |
| Investment Securities | 179,540 | 160,505 |
| Other Investments at Cost | 4,933 | 5,000 |
| Loans, Net | 1,704,082 | 1,430,481 |
| Premises and Equipment | 32,306 | 23,724 |
| Other Assets | 124,239 | 80,728 |
| **Total Assets** | **$ 2,163,501** | **$ 1,735,754** |
| **LIABILITIES** | | |
| Deposits | $ 1,838,080 | $ 1,486,470 |
| Securities Sold Under Repurchase Agreements | 12,201 | 7,298 |
| Borrowed Funds | 68,444 | 59,500 |
| Other Liabilities | 19,444 | 13,353 |
| **Total Liabilities** | **$ 1,938,169** | **$ 1,566,621** |
| **Total Shareholder Equity** | **225,332** | **169,133** |
| **Total Liabilities and Shareholder Equity** | **$ 2,163,501** | **$ 1,735,754** |

## Consolidated Statements of Income

| | 9/30/2019 | 9/30/2018 |
|---|---|---|
| | *(In Thousands, Except Per Share Data)* | |
| Total Interest Income | $ 65,370 | $ 58,191 |
| Total Interest Expense | 14,483 | 10,605 |
| Net Interest Income | 50,887 | 47,586 |
| Provision for Loan Losses | 4,125 | 2,185 |
| Net Interest Income After Provision for Loan Losses | 46,762 | 45,401 |
| Total Other Income | 9,164 | 8,978 |
| Total Operating Expenses | 31,321 | 29,749 |
| Income Before Provision for Income Taxes | 24,605 | 24,630 |
| Provision for Income Taxes | 5,370 | 5,235 |
| **Net Income** | **$ 19,235** | **$ 19,395** |
| **Earnings Per Share: Basic** | **$ 2.86** | **$ 2.90** |
| **Earnings Per Share: Diluted** | **$ 2.83** | **$ 2.90** |

## Key Financial Metrics

| | 9/30/2019 | 9/30/2018 |
|---|---|---|
| YTD Return on Average Assets | 1.36% | 1.45% |
| YTD Return on Average Equity | 13.17% | 15.77% |
| Average Assets per Average FTE | $ 7,436 | $ 7,224 |
| Net Interest Margin (YTD) | 3.98% | 3.90% |
| Full Time Equivalent - period end | 273 | 253 |
| Dividend Payout Ratio | 20% | 17% |
| Dividends Per Share (YTD) | $ 0.60 | $ 0.48 |
| Shares Outstanding - period end | 7,084,728 | 6,659,021 |

Bank First announces new hires and promotions BECCA THIMMIG recently joined Bank First as Vice President of Retail Banking. In her new role, Thimmig will be responsible for developing new and enhancing existing retail banking relationships in the bank’s Sheboygan market. Having extensive experience as a mortgage originator, Becca takes pride in successfully helping families with their home financing goals and enjoys the personal relationships that develop from working closely with homeowners and buyers as they navigate through the home financing process. Thimmig earned her Bachelor of Business Administration degree from the University of Wisconsin-Oshkosh. THOMAS EVENSEN recently joined Bank First as Vice President of Business Banking and Market President. In his new role, Evensen will be responsible for the growth and development of the bank’s Watertown market as well as providing leadership to the lenders and support staff in the region. Thomas has a well-rounded history of providing financial solutions to small and large family owned and closely held companies in Watertown and the surrounding communities. Evensen earned his Bachelor of Business Administration degree in Finance from the University of Phoenix and is a graduate of the Wisconsin Banker’s Association Commercial Lending School. DENNIS TIENOR was recently promoted to SVP – Business Banking. Dennis joined Bank First in 2004 and has over 25 years of experience in the banking industry. In his new role, Dennis will be responsible for the continued growth and development of the bank’s Central Region, which includes Manitowoc, Two Rivers, Valders, Kiel, and Mishicot. Tienor earned his Associate Degree from UW - Manitowoc, Bachelor Degree in Finance from UW – Whitewater, and completed the Graduate School of Banking at UW - Madison. BETTY BITTNER has been promoted to Branch Manager of Bank First’s Two Rivers office. Bittner joined Bank First in 2017 and has over 18 years of experience in the banking industry. In her new role, Betty will be responsible for the overall administration and efficiency of the bank’s Two Rivers office, including communication of the bank’s products and services, delivery of exceptional customer service, and assurance of the security and safety of the bank’s employees and customers. She will also be responsible for developing new and enhancing existing retail banking relationships. Betty earned her Bachelor of Science degree in biology and chemistry from the University of Wisconsin – La Crosse. KEVIN MUCH has been promoted to Vice President – Business Banking. Kevin joined Bank First in June 2018 as Vice President of Credit Administration, where he was responsible for the development of the bank’s future business bankers and business analysts while overseeing the underwriting of all commercial loans to ensure they were in line with the bank’s credit culture. In his new role, Kevin will be responsible for developing new and enhancing existing business banking relationships in Bank First’s growing Sheboygan market. Kevin earned his Bachelor of Science Degree in Finance from the University of Wisconsin – La Crosse. JOSHUA NEEB has been promoted to SVP – Sheboygan Market President. Joshua joined Bank First in 2018 with over sixteen years of experience in the banking industry. In his new role, Joshua will be responsible for the growth and development of the bank’s Sheboygan market while providing mentorship to the business bankers and support staff in the region. Neeb earned his Bachelor’s degree from Northwestern College, where he majored in finance and accounting. producer in the Plymouth market. In his new role, John will be responsible for developing new and enhancing existing retail banking relationships as well as facilitating the continued growth of Bank First’s Personal Bankers, Customer Service Representatives, and Tellers. Mueller earned his Bachelor’s degree in History from the University of Wisconsin - Oshkosh. DEREK KLAHN has been promoted to AVP – Business Banking. Klahn joined the bank in 2014 as a Business Analyst and has quickly evolved into a key member of the Sheboygan business banking team. In his new role, Klahn will be responsible for developing new and enhancing existing business banking relationships as well as managing the bank’s Small Business Administration (SBA) lending program. Klahn earned his Bachelor of Business Administration degree from the University of Wisconsin – Madison and earned his Master of Business Administration degree from the University of Wisconsin – Milwaukee. JEFF ZIMMERLEE has been promoted to Chief Retail Officer. Jeff joined Bank First in 2005 and has extensive experience in the banking industry. In this newly developed position, Zimmerlee will assist Regional Presidents in growing retail market share, developing bank wide and regional Retail market strategies, lead consumer product and services development efforts, and assist in aligning bank wide support resources, among other responsibilities. Jeff has also joined the Bank First Senior Management Team as part of this promotion. Zimmerlee is a graduate of the University of Wisconsin – Milwaukee, earning his Bachelor of Business Administration. AMANDA SITKIEWITZ has been promoted to VP - Retail Market Manager. Sitkiewitz has over fifteen years of banking experience in the Lakeshore area. In her new role, she will oversee the bank’s five offices located throughout Manitowoc County, as well as continue to manage the bank’s 8th Street flagship office. Sitkiewitz earned her Bachelor of Arts degree in Spanish from the University of Wisconsin - Green Bay. COLTON RABE has been promoted to AVP – Consumer Loan Operations Manager. Rabe joined Bank First in 2013 and served as a member of the bank’s Deposit Operations BRANDON promoted to SUEMNICHT has been VP – Plymouth Market President. Suemnicht began his career at Bank First in 2011 as a Business Analyst and most recently served as Vice President – Business Banking. In his new role, Brandon will be responsible for the growth and development of the bank’s Plymouth market. Suemnicht received his Bachelor’s degree in Finance from the University of Wisconsin – Oshkosh and is currently pursuing his Masters of Business Administration degree from Lakeland University. JOHN MUELLER has been promoted to VP – Plymouth Retail Market Manager. Mueller joined Bank First in 2007 with extensive experience in banking and financial services and has been a top retail

THIMMIG EVENSEN TIENOR BITTNER MUCH NEEB SUEMNICHT and Treasury Management teams. In 2017, he joined the bank’s Consumer Loan Operations team. In his new role, Colton will be responsible for ensuring the efficient operation and servicing of the bank’s consumer loan portfolio as well as developing and implementing new products and services that add value to the customer experience. Rabe earned his Bachelor of Business Administration degree in Accounting from the University of Wisconsin – Whitewater and is currently pursuing his Masters of Business Administration from Lakeland University. SCOTT TUMA has been promoted to Card Operations Manager. Tuma joined Bank First in 2014 and since then, has become a key member of the Operations team. In his new role, Scott will be responsible for managing the daily operations of Bank First’s credit card and debit card portfolio and ATM fleet, including card issuance, payment processing, and ensuring ease of use. He will also be responsible for providing data analytics to help guide strategic decision-making throughout the bank. Tuma earned his Bachelor of Business Administration degree in Economics from UW – Green Bay and earned his Masters of Business Administration degree from Lakeland University in 2012. MUELLER KLAHN ZIMMERLEE SITKIEWITZ RABE TUMA Bank First exceeds $300,000 in tuition reimbursement for student employees Bank First is pleased to announce it has exceeded $300,000 in tuition reimbursement since introducing the program in 2015, helping 23 employees obtain degrees of higher education, including Associate, Bachelor and Master degrees. The tuition reimbursement program offered by Bank First is one of its most valued benefits. To qualify, an employee must be actively employed on either a full or part-time basis during the entire class schedule and earn a grade of “B” or better. “It is the mission of Bank First to help employees grow personally and professionally by providing opportunities for continued education and advancement,” stated Mike Molepske, Chief Executive Officer of Bank First. “The tuition reimbursement program provides an option to employees who otherwise may not be able to further their education. We have seen that employee success in the classroom has lasting positive effects on their lives as well as the lives of our customers and the communities we serve.” “One of the primary factors in an organization’s success is how it treats it employees,” stated Sherry Jonet, Vice President of Human Resources for Bank First. “We take pride in investing in our team of bankers through training and educational programs, providing them the tools and support they need to succeed.” BFC Stock Repurchase Program Bank First has a stock repurchase program under which the Corporation may repurchase shares of outstanding BFC stock. Please contact Mike Molepske at (920) 652-3202 or Bridget Bonde at (920) 652-3222 for further information.

New Oshkosh and Iola offices scheduled to open in 2020 THE NEW OSHKOSH OFFICE, LOCATED AT 1159 N. KOELLER STREET (AT THE INTERSECTION OF U.S. 41 AND HWY. 21), WILL OFFICIALLY OPEN THEIR DOORS ON MONDAY, JANUARY 6, 2020. The 6,800 sq. ft. office emulates the contemporary design and efficient use of space similar to other newly-constructed Bank First offices. THE NEW IOLA OFFICE, LOCATED AT 295 E. STATE STREET, WILL OFFICIALLY OPEN THEIR DOORS ON MONDAY, MARCH 9, 2020. The 3,200 sq. ft. office will provide a better customer service experience for the communities of Iola and Scandinavia. Cedarburg and Waupaca offices to undergo major renovations Bank First’s Cedarburg office has begun major renovations to the interior and exterior space, which will provide a more comfortable workspace for employees, as well as a modern and efficient place to do business for customers. The project demonstrates our commitment to further investing in and strengthening its relationship with the Cedarburg community. Construction is expected to be complete in summer of 2020. The Waupaca office of Bank First will also see major improvements, all of which will align with the bank’s brand. As part of the remodel, the bank will be adding a technologically-advanced training room with the capacity to seat up to 50 people. This space will be available to local small businesses and non-profit organizations to use free of charge. Construction is expected to be complete in summer of 2020. Find us on Facebook